LINDE PLC
                          POWER OF ATTORNEY - DIRECTOR

      I, Martin Richenhagen, a director of Linde plc (the "Company"), hereby authorize and designate each of Guillermo Bichara, Anthony M. Pepper, Christoph Hammerl and Henning Asche, signing singly, as my agent and attorney-in-fact, with full power of substitution, to:

      (1) prepare and sign on my behalf, in my capacity as a director of the Company, any Form 3, Form 4 or Form 5 under Section 16 of the U.S. Securities Exchange Act of 1934 ("Section 16") and any amendments thereto, and file the same with the U.S. Securities and Exchange Commission and the New York Stock Exchange;

      (2) prepare and sign on my behalf, in my capacity as a director of the Company, any Form 144 Notice under the U.S. Securities Act of 1933 and any amendments thereto and file the same with the U.S. Securities and Exchange Commission;

      (3) prepare and sign on my behalf, in my capacity as a director of the Company, any notification of transactions by persons discharging managerial responsibilities pursuant to the EU Market Abuse Regulation (596/2014) and the European Union (Market Abuse) Regulations 2016 of Ireland (S.I. 349/2016) (together, the "Market Abuse Regulations") and file the same with the German Federal Financial Supervisory Authority (BaFin) and/or to the Central Bank of Ireland; and

      (4) do anything else necessary or proper in connection with the foregoing.

This power of attorney shall remain in effect as long as I am subject to Section 16 or the Market Abuse Regulations with respect to the Company, unless earlier revoked by me in a signed writing to the foregoing attorneys-in-fact, and shall not be affected by my subsequent disability or incompetence.

                                                 /s/ Martin Richenhagen
                                                 -----------------------
                                                 Name: Martin Richenhagen
                                                 Date:  10/23/2018